Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ensco plc:

We consent to the incorporation by reference in the registration statement (No. 333-174611, 333-58625, 33-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294 and 333-211588) on Form S-8 and (No. 333-201532) on Form S-3 and (No. 333-215853) on form S-4 of Ensco plc of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Ensco plc as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income / (loss), and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial schedules, and the effectiveness of internal controls over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Ensco plc.

/s/ KPMG LLP
Houston, Texas
February 28, 2017